Exhibit 99.2

TABLE OF CONTENTS

		Page
PART I. FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements

	Condensed Consolidated Statements of Operations for the Three and Six Months
	Ended June 30, 2005 (Successor) and 2004 (Predecessor) (unaudited)	1

	Condensed Consolidated Balance Sheets at June 30, 2005 (Successor) (unaudited) and
	December 31, 2004 (Successor)	2

	Condensed Consolidated Statements of Cash Flows for the Six Months Ended
	June 30, 2005 (Successor) and 2004 (Predecessor) (unaudited)	3

	Notes to the unaudited Condensed Consolidated Financial Statements	4

Item 2.	Management’s Discussion and Analysis of Financial Condition
	and Results of Operations	18

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	29

Item 4.	Controls and Procedures	30

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Atlas Air Worldwide Holdings, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	Successor	Predecessor	Successor	Predecessor
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Operating Revenues	$395,185	$338,308	$742,131	$635,763

Operating Expenses
Aircraft fuel	101,911	81,417	181,518	151,253
Salaries, wages & benefits	57,709	51,056	114,061	103,921
Maintenance, materials and repairs	58,936	61,999	122,955	114,877
Aircraft rent	37,570	34,159	74,429	71,814
Ground handling	19,350	23,433	37,508	46,014
Landing fees and other rent	20,665	23,530	39,052	45,608
Depreciation and amortization	13,066	15,404	26,070	29,671
Travel	14,553	12,643	29,352	24,789
Pre-petition and post-emergence costs and
related professional fees	843	—	2,484	9,439
Other	26,825	26,463	50,463	52,035

Total operating expenses	351,428	330,104	677,892	649,421

Operating income (loss)	43,757	8,204	64,239	(13,658)

Non-operating Expenses (Income)
Interest income	(1,301)	(280)	(2,119)	(470)
Interest expense (excluding post-petition
contractual interest of $10,678 and $17,797
for the three and six months ended June 30,
2004, respectively)	17,976	19,563	35,798	43,131
Other, net	212	961	2,170	992
Reorganization items, net	—	39,388	—	51,580

Total non-operating expenses	16,887	59,632	35,849	95,233

Income (loss) before income tax expense	26,870	(51,428)	28,390	(108,891)
Income tax expense	11,016	—	11,861	1,117

Net income (loss)	$15,854	$(51,428)	$16,529	$(110,008)

Income (loss) per share:
Basic	0.78	$(1.34)	0.82	$(2.87)

Diluted	0.77	$(1.34)	0.80	$(2.87)

See accompanying notes to the unaudited Condensed Consolidated Financial Statements.

Atlas Air Worldwide Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	Successor

	June 30,	December 31,
	2005	2004

Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$192,539	$133,917
Restricted funds held in trust	16,641	20,889
Accounts receivable, net of allowance of $5,598
and $11,252, respectively	116,984	141,012
Prepaid maintenance	55,702	71,363
Deferred taxes	11,339	11,339
Prepaid expenses and other current assets	20,862	16,703

Total current assets	414,067	395,223
Other Assets
Property and equipment, net	591,922	609,754
Deposits and other assets	30,807	33,779
Intangible assets, net	95,337	103,440

Total Assets	$1,132,133	$1,142,196

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$21,708	$18,024
Accrued liabilities	160,695	169,024
Current portion of long-term debt	47,675	36,084

Total current liabilities	230,078	223,132

Other Liabilities
Long-term debt	561,070	602,985
Deferred tax liability	28,258	28,258
Other liabilities	16,235	9,859

Total other liabilities	605,563	641,102

Commitments and Contingencies (Note 10)
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized;
no shares issued	—	—
New Common stock, $0.01 par value; 50,000,000 shares authorized;
3,653,150 and 3,607,934 shares issued and outstanding
at June 30, 2005 and December 31, 2004, respectively	36	36
Additional paid-in-capital	49,628	48,337
Common stock to be issued to creditors (Note 3)	216,069	216,069
Treasury stock (Note 12)	(81)	—
Deferred compensation	(8,399)	(9,190)
Retained earnings	39,239	22,710

Total Stockholders’ Equity	296,492	277,962

Total Liabilities and Stockholders’ Equity	$1,132,133	$1,142,196

See accompanying notes to the unaudited Condensed Consolidated Financial Statements.

     Atlas Air Worldwide Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Successor	Predecessor

	For the Six	For the Six
	Months Ended	Months Ended
	June 30, 2005	June 30, 2004

Cash Flow from Operating Activities:
Net income (loss)	$16,529	$(110,008)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,070	29,671
Accretion of debt discount	7,250	—
Amortization of operating lease discount	918	—
Reorganization items, net	—	29,006
Provision for doubtful accounts	(3,595)	(323)
Amortization of debt issuance cost and lease financing deferred gains	168	1,232
Recognition of compensation from restricted stock	2,082	—
Changes in certain operating assets and liabilities	60,340	98,824
Accrued liabilities related to reorganization items	—	22,574

Net cash provided by operating activities	109,762	70,976

Cash Flows from Investing Activities:
Capital expenditures	(17,641)	(9,475)
Decrease in restricted funds held in trust	4,248	—

Net cash used by investing activities	(13,393)	(9,475)

Cash Flows from Financing Activities:
Proceeds from loan	10,000	18,000
Repurchase of stock (now held as treasury stock)	(81)	—
Loan fees	(92)	(2,510)
Payments on debt	(47,574)	(12,026)

Net cash provided (used) by financing activities	(37,747)	3,464

Net increase in cash and cash equivalents	58,622	64,965

Cash and cash equivalents at the beginning of period	133,917	93,297

Cash and cash equivalents at end of period	$192,539	$158,262

Supplemental disclosure of cash flow information:

Cash paid for reorganization items	$—	$22,574

Supplemental disclosure of non cash flow financing and investing information:
Increase in debt and flight equipment	$—	$204,964

See accompanying notes to the unaudited Condensed Consolidated Financial Statements.

Atlas Air Worldwide Holdings, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

1.   Basis of Presentation

     The accompanying interim Condensed Consolidated Financial Statements (the “Financial Statements”) are unaudited and have not been reviewed by the Company’s (defined below) independent registered public accountants pursuant to Rule 10-01(d) of Regulation S-X, which would otherwise be required for a Quarterly Report on Form 10-Q filing. The Company expects that reviewed financial statements for the periods indicated below will be filed as a Form 10-Q when available. In all other respects, the Financial Statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Financial Statements exclude certain footnote disclosures normally included in audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, the Financial Statements contain all adjustments, consisting of normal recurring items, necessary to fairly present the financial position of Atlas Air Worldwide Holdings, Inc. (“Holdings” or “AAWW”) and its consolidated subsidiaries as of June 30, 2005, the results of operations for the three and six month periods ended June 30, 2005 and 2004, and cash flows for the six month periods ended June 30, 2005 and 2004. The Financial Statements include the accounts of Holdings and its consolidated subsidiaries. All significant inter-company accounts and transactions have been eliminated. The Financial Statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2004 included in the Annual Report on Form 10-K of Holdings that was filed with the SEC on June 30, 2005 (“2004 10-K”). The Company’s quarterly results have in the past been subject to seasonal and other fluctuations and the operating results for any quarter are therefore not necessarily indicative of results that may be otherwise expected for the entire year. Except for per share data, all dollar amounts are in thousands unless otherwise noted.

     Holdings is the parent company of two principal operating subsidiaries, Atlas Air, Inc. (“Atlas”) and Polar Air Cargo, Inc. (“Polar”). Holdings, Atlas, Polar and Holdings’ other subsidiaries are referred to collectively as the “Company”. The Company provides air cargo and related services throughout the world, serving Asia, Australia, the Pacific Rim, Europe, South America and the United States through: (i) airport-to-airport scheduled air cargo service (“Scheduled Service”); (ii) contractual lease arrangements in which the Company provides the aircraft, crew, maintenance and insurance (“ACMI”, “ACMI contracts”, or in some circumstances “wet leases”), and (iii) through seasonal, commercial, military and ad-hoc charter services (See Note 9.) The Company operates only Boeing 747 freighter aircraft.

     The Predecessor (defined below) Financial Statements have been prepared in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). Expenses (including professional fees), realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as “Reorganization Items, net”, for the three and six months ended June 30, 2004. Also, interest expense is recorded only to the extent that it was to be paid during the pending Chapter 11 Cases (as defined below) or where it was probable that it would be an allowed claim in the Chapter 11 Cases. Cash used for reorganization items is disclosed separately in the Consolidated Statements of Cash Flows. References to “Predecessor Company” or “Predecessor” refer to the Company through July 27, 2004 (the “Effective Date” as described below). References to “Successor Company” or “Successor” refer to the Company after the Effective Date, after giving effect to the cancellation of the then-existing common stock and the issuance of new securities in accordance with the Plan of Reorganization (defined in Note 2) and the application of fresh-start reporting. As a result of the application of fresh-start reporting, the Successor Company’s financial statements are not presented on a comparable basis with the Predecessor Company’s financial statements.

2.   Bankruptcy

On January 30, 2004 (the “Bankruptcy Petition Date”), Holdings, Atlas, Polar, Airline Acquisition Corp I (“Acquisition”) and Atlas Worldwide Aviation Logistics, Inc. (“Logistics,” and together with Holdings, Atlas, Polar and Acquisition, the “Debtors”), each filed voluntary bankruptcy petitions for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). The Bankruptcy Court jointly administered these cases as “In re Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc., Airline Acquisition Corp I, and Atlas Worldwide Aviation Logistics, Inc., Case No. 04-10792” (collectively, the “Chapter 11 Cases”). During the course of the Chapter 11 Cases, the Debtors operated their respective businesses and managed their respective properties and assets as debtors-in-possession (“DIPs”) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the orders of the Bankruptcy Court. The Bankruptcy Court entered an order confirming the Final Modified Second Amended Joint Plan of Reorganization of the Debtors dated July 14, 2004 (the “Plan of Reorganization”) and the Debtors emerged from bankruptcy on the Effective Date. The Consolidated Financial Statements include data for all subsidiaries of Holdings, including those that did not participate in the Chapter 11 Cases.

     While in Chapter 11, the Debtors, as DIPs, were authorized to continue to operate as ongoing businesses, but could not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

     During the course of the Chapter 11 Cases, the Debtors were generally not permitted to make payments on debt deemed to be pre-petition debt. However, to the extent the Debtors had reached agreements with certain lenders and lessors on specific aircraft governed by Section 1110 of the Bankruptcy Code, the Debtors continued to make payments on their aircraft lease and debt financings with the approval of the Bankruptcy Court. In addition, the Debtors received the approval of the Bankruptcy Court to pay pre-petition obligations of certain foreign and critical vendors. Also during the Chapter 11 Cases, the Debtors rejected or abandoned ten aircraft (tail numbers N507MC, N518MC, N535MC, N24837, N354MC, N922FT, N923FT, N924FT, N858FT and N859FT) that were originally financed under secured notes or leases and that no longer formed part of the Company’s aircraft fleet plan. Subsequently, the Company purchased two of these rejected aircraft (tail numbers N858FT and N859FT).

     On February 10, 2004, the United States Trustee for the Southern District of Florida appointed two official committees of unsecured creditors (together, the “Creditors’ Committees”), one each for Atlas and Polar. The Creditors’ Committees and their respective legal representatives had a right to be heard on all matters that came before the Bankruptcy Court concerning the Debtors’ reorganization. Pursuant to a global settlement between the Creditors’ Committees and the Debtors, all litigation between the Creditors’ Committees was abated pending final documentation of the settlement terms and submission of a revised Disclosure Statement and Plan of Reorganization. By virtue of the global settlement, the Creditors’ Committees supported the confirmation of the Plan of Reorganization. On June 8, 2004, the Debtors’ Disclosure Statement was approved by the Bankruptcy Court, thereby allowing the Debtors to solicit votes to accept the Plan of Reorganization. The Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on the Effective Date.

     As part of the global settlement and pursuant to the Plan of Reorganization, the holders of allowed unsecured claims against Polar will receive a 60.0% cash distribution. The cash settlement payments were funded by the Company with cash on hand, which includes proceeds of approximately $20.2 million derived from a subscription offering of Holdings new common stock (“New Common Stock”) to unsecured creditors of Atlas completed in July 2004. Under the global settlement, the percentage of Holdings’ common stock initially anticipated to be allocated to unsecured creditors of Polar were offered for sale and sold to the unsecured creditors of Atlas with the proceeds placed in a trust for the benefit of the Polar Creditors. Unpaid amounts related to Polar creditors are shown on the accompanying balance sheet as “restricted funds held in trust” at June 30, 2005 and December 31, 2004. As of August 31, 2005, the Company has distributed approximately $24.5 million in cash payments under the global settlement and anticipates an additional distribution of between $0.5 and $1.0 million. Based on the difference between the available cash balance in the trust and the estimated claims remaining, on July 20, 2005, the trust transferred $15.0 million back to the Company. The holders of allowed general unsecured claims against Holdings, Atlas, Acquisition and Logistics will receive, collectively, approximately 17,202,666 shares of the New Common Stock, which, excluding the shares acquired under the subscription, were valued under the Plan of Reorganization at approximately $216.2 million (at the Plan of Reorganization value of $12.57 per share).

     With respect to financing following the Bankruptcy Petition Date, the Company had obtained $50.0 million of DIP financing from CIT Group/Business Credit, Inc. and Abelco Finance LLC, an affiliate of Cerberus Capital Management, LLP. The DIP financing facility was structured as an $18.0 million term loan facility and a $32.0 million revolving credit facility. The Company borrowed the $18.0 million term loan but did not draw down under the $32.0 million revolver. The term loan and revolver had maturity dates of the earlier of September 25, 2005 or the confirmation of the Plan of Reorganization. The Company paid fees of $2.5 million in March 2004 in connection with the draw against the term loan.

     The term loan was repaid and the commitments under the DIP financing facility were terminated on July 27, 2004.

     The actual recovery percentage under the Plan of Reorganization to be realized by holders of general unsecured claims against Atlas and Holdings will depend upon the aggregate amount of general unsecured claims that will ultimately be allowed against Holdings, Atlas, Acquisition and Logistics and the actual market value attributable to stock received by each creditor (See Note 3 for a further discussion of claims).

     Pursuant to the Plan of Reorganization, the holders of outstanding equity of Holdings prior to the Effective Date received no distributions.

3.   Reorganization

     Since the Effective Date, the Company has devoted significant effort to reconcile claims to determine the validity, extent, priority and amount of asserted claims against the Debtors’ bankruptcy estates. To further this process, the Company has filed several objections to general unsecured claims and to cure claims including the objection to the claims (described below) of the Internal Revenue Service (the “IRS”) on November 12, 2004.

Total Claims

     As of August 31, 2005, the Company had reviewed over 3,000 scheduled and filed claims aggregating approximately $7.5 billion, with a maximum of $829.4 million of claims that could potentially be allowed. Approximately $662.6 million of claims have been allowed as of August 31, 2005, including $13.5 million of cure claims and $1.0 million of other secured and priority claims. Claims of $166.8 million remain unresolved, including $116.0 million of unresolved administrative, priority and general unsecured IRS claims discussed below; however, the amount of unresolved claims continues to be reduced by virtue of the ongoing claims reconciliation process.

Atlas General Unsecured Claims

     Pursuant to the Plan of Reorganization, the Company has made a pro rata distribution of 16,095,776 shares of the 17,202,666 shares of New Common Stock (see discussion below on the equity distribution) allocated to holders of allowed general unsecured claims against Holdings, Atlas, Acquisition and Logistics, based on the allowed claims as of June 30, 2005. General unsecured claims of approximately $2.6 billion were filed against these entities. As of August 31, 2005, claims of $606.8 million have been allowed, claims of $52.4 million, including general unsecured IRS claims of $2.4 million, remain disputed, and the balance of claims have been withdrawn or disallowed; however, the amount of unresolved claims continues to be reduced by virtue of the ongoing claims reconciliation process.

Polar General Unsecured Claims

     Pursuant to the Plan of Reorganization, the Company will pay cash equal to sixty cents on the dollar for allowed unsecured claims against Polar. General unsecured claims of approximately $408.4 million were filed against Polar. As of August 31, 2005, claims of $41.2 million have been allowed, claims of $0.9 million remain disputed, and the balance of claims have been withdrawn or disallowed; however, the amount of unresolved claims continues to be reduced by virtue of the ongoing claims reconciliation process. The Company estimates the additional allowed claims against Polar will ultimately be under $1.0 million.

Administrative Claims

IRS Claim

     As part of an ongoing audit and in conjunction with the claims process of the Chapter 11 Cases, the IRS submitted proofs of claim with the Bankruptcy Court for approximately $228.0 million of alleged income tax, employee withholding tax, Federal Unemployment Tax Act (“FUTA”) and excise tax obligations, including penalties and interest. These claims were subsequently amended by the IRS. The IRS amended and/or filed additional proofs of claim against Holdings, Atlas and Polar asserting claims for income tax, employee withholding tax, FUTA tax and excise taxes of approximately $11.1 million as administrative claims, $102.0 million as a priority unsecured claim and $2.9 million as a general unsecured claim. On November 12, 2004, the Company filed its Supplemental Objection to Claims of the IRS, objecting to these additional claims. The Company believes that the IRS’ claims are substantially without merit and intends to defend against them vigorously.

Equity Distribution

     Shares of Holdings common stock that have been or are to be issued pursuant to the Plan of Reorganization as a result of emergence of the Debtors from bankruptcy are referred to as New Common Stock. Shares of common stock that were outstanding prior to the Effective Date are referred to as Old Common Stock.

     The Plan of Reorganization contemplates the distribution of 17,202,666 shares of New Common Stock (see discussion below) to holders of allowed general unsecured claims of Atlas, Holdings, Acquisitions and Logistics on a pro rata basis in the same proportion that each holder’s allowed claim bears to the total amount of all allowed claims. The exact number of shares that each claimholder ultimately receives is dependent on the final total of allowed, unsecured claims and other factors such as unclaimed distributions and fractional share interests.

     In accordance with the Plan of Reorganization, on the Effective Date, Holdings issued and distributed 740,000 shares of the New Common Stock to GE Capital Aviation Services, Inc. (“GECAS”) and 320,000 shares of New Common Stock to certain bank lenders under one loan that was made to Atlas Freighter Leasing III, Inc. (“AFL III”) (the “AFL III Credit Facility”) and another loan made to Atlas (the “Aircraft Credit Facility”). Additionally, pursuant to the terms of the Plan of Reorganization 1,737,334 shares of New Common Stock were offered for subscription and sold to certain Atlas, Holdings, Acquisition and Logistics unsecured creditors. New Common Stock will not be distributed to holders of Polar general unsecured claims since each such holder will receive a fixed cash recovery equal to 60.0% of the amount of their respective allowed claim.

     Excluding Holdings’ long-term incentive plan, which includes a Board and management incentive plan and an employee stock option plan (collectively, “LTIP”), the proposed allocation of New Common Stock under the Plan of Reorganization is illustrated in the table below:

	Equity
Party	Ownership%	Shares

ACF/AFL III	1.6%	320,000
GECAS	3.7%	740,000
General Unsecured Claims	86.0%	17,202,666
Shares sold under Subscription	8.7%	1,737,334

Total	100%	20,000,000

     Pursuant to the Plan of Reorganization, as of June 30, 2005, an aggregate of 2,772,559 shares of New Common Stock have been reserved for equity-based awards, of which 658,600 shares of restricted stock and options for 1,333,663 shares had been issued to directors, management and employees under the LTIP.

     In addition, on August 26, 2004, the Bankruptcy Court entered an order approving the issuance of 200,000 shares of New Common Stock to DVB Bank AG (“DVB”) as part of a settlement involving the restructuring of the lease of aircraft tail number N409MC. These shares were not part of the original 20,000,000 shares of New Common Stock allocated in the Plan of Reorganization discussed above.

     Distributions of shares of New Common Stock to holders of allowed various senior note claims (relating to Atlas’ 10.75% Notes due 2005, 9.375% Notes due 2006, and 9.25% Notes due 2008) the (“Senior Notes”) are to be made to the indenture trustee, which is to transmit the shares to the appropriate claimholders in accordance with the Plan of Reorganization and the respective indentures. Distributions to holders of other allowed general unsecured claims are to be made directly to such claimholders in accordance with the Plan of Reorganization.

     On July 12, 2005, Atlas began a pro rata distribution of 16,095,776 shares of the 17,202,666 shares of New Common Stock to be distributed to holders of allowed general unsecured claims against Holdings and certain of its subsidiaries.

     Excluding the LTIP and the shares issued to DVB discussed above, as of July 15, 2005, including the distributions described in the preceding paragraphs, the Company has issued 18,893,110 shares of New Common Stock pursuant to the Plan of Reorganization, or about 94.5% of the 20,000,000 shares to be issued under the plan. Distributions of shares remaining after the distribution described in the preceding paragraph will take place on a quarterly basis, beginning on or about October 11, 2005.

Reorganization Items, net

     In accordance with SOP 90-7, the Company has segregated and classified certain income and expenses as reorganization items, net. The following reorganization items were incurred:

		For the period
	For the Three	January 31, 2004
	Months Ended	through
	June 30, 2004	June 30, 2004

Legal and Professional Fees	$16,282	$22,574
Rejection of CF6-80 PBH engine agreement	—	(59,552)
Claims related to rejection of owned and capital leased aircraft	13,887	50,554
Claims related to rejection of aircraft leases	9,272	38,104
Other	(53)	(100)

Total	$39,388	$51,580

     Also in accordance with SOP 90-7, interest expense of $10.7 million for the three months ended June 30, 2004 and $17.8 million for the period January 31, 2004 through June 30, 2004, has not been recognized on approximately $437.5 million of Senior Notes as such interest will not be an allowed claim nor paid.

4.   Summary of Significant Accounting Policies

     The Company’s accounting policies conform to GAAP. Significant policies followed are described below.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the Financial Statements and footnotes thereto. Actual results may differ from those estimates. Important estimates include asset lives, valuation allowances (including, but not limited to, those related to receivables, inventory and deferred taxes), income tax accounting, self-insurance employee benefit accruals and contingent liabilities.

Fresh-Start

     In conjunction with its emergence from bankruptcy, the Company applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created.

     Fresh-start accounting requires that the Company revalue its assets and liabilities to estimated fair values at July 27, 2004 in a manner similar to that which would occur if the Company were to apply purchase accounting.

     Significant reorganization adjustments in the balance sheet result primarily from:

(i)	a reduction in recorded value of flight and ground equipment carrying values;

(ii)	a reduction in recorded value of inventory carrying values;

(iii)	an adjustment for net present value of future lease payments;

(iv)	an adjustment to record intangibles related to ACMI customer contracts and the net present value of lease contracts;

(v)	forgiveness of the Company’s pre-petition debt and the other liabilities; and

(vi)	issuance of Holdings’ New Common Stock pursuant to the Plan of Reorganization.

       The fresh-start valuation adjustments principally reflect the following:

Current assets	$ (24,696)
Fixed assets	(267,394)
Prepaid maintenance	(9,126)
Intangibles and operating losses	78,213
Prepaid aircraft rent	(88,703)
Deferred credits and other liabilities	113,125
Long term debt	24,983

$(173,598)

     As a result, reported historical financial statements of the Company for periods prior to the Effective Date are not comparable with those for periods after July 27, 2004. These adjustments were based upon the work of the Company and financial consultants and also upon independent appraisals and anticipated cash flows using the latest available data to management to determine the relative fair values of the Company’s assets and liabilities. Such estimates represent the Company’s best estimate based on the work of independent valuation consultants and, where the foregoing are not available, industry trends and by reference to market rates and transactions. The estimates and the assumptions used by the Company and by its valuation consultants are subject to a number of uncertainties and contingencies beyond the Company’s control. If different assumptions were used, the fair values of the Company’s assets and liabilities could have been materially increased or decreased.

Investments

     The Company holds a minority interest (49%) in a private company, which is accounted for under the equity method.

     The June 30, 2005 and December 31, 2004 aggregate carrying value of the investment of $15.4 million and $17.5 million, respectively, is included within Deposits and other assets on the condensed consolidated balance sheet.

     These assets principally relate to the private company’s airline operating certificate and finite lived intangible assets related to existing customer contracts. Fair value of this investment was determined by an independent appraisal. The finite lived intangible asset is amortized on a straight-line basis over the three year estimated life of the contracts.

Concentration of Credit Risk and Significant Customers

     The United States Military Airlift Mobility Command (“AMC”) charters accounted for 26.4% and 23.1% for the three month periods ended June 30, 2005 and 2004, respectively, and 26.0% and 20.6% for the six month periods ended June 30, 2005 and 2004, respectively, of the Company’s total revenues. Accounts receivable from the United States Military were $19.1 million and $17.3 million at June 30, 2005 and December 31, 2004, respectively.

Debt Issuance Costs

     Costs associated with the issuance of debt are capitalized and amortized over the life of the respective debt obligation, using the effective interest method for amortization. Amortization of debt issuance costs was $0.1 million and $2.9 million for the three month periods ended June 30, 2005 and 2004, respectively, and $0.2 million and $4.3 million for the six month periods ended June 30, 2005 and 2004, respectively, and is included as a component of interest expense on the condensed consolidated statements of operations.

Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations (“APB 25”). The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“SFAS No. 148”). Had the Company elected to adopt the fair value recognition provisions of SFAS No. 123 and SFAS No. 148, pro forma net income (loss) and income (loss) per share would have been as follows:

	For the Three		For the Six
	Months Ended		Months Ended
	Successor	Predecessor	Successor	Predecessor
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net income (loss), as reported	$15,854	$(51,428)	$16,529	$(110,008)
Add: restricted stock expense, net of tax	661	—	1,258	—
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards	(1,071)	(1,755)	(1,863)	(3,509)

Pro forma net income (loss)	$15,444	$(53,183)	$15,924	$(113,517)

Basic income (loss) per share:
As reported	$0.78	$(1.34)	$0.82	$(2.87)

Pro forma	$0.76	$(1.39)	$0.79	$(2.96)

Diluted income (loss) per share:
As reported	$0.77	$(1.34)	$0.80	$(2.87)

Pro forma	$0.75	$(1.39)	$0.78	$(2.96)

     On the Effective Date, the Predecessor Company’s stock-based employee compensation plans were terminated and all outstanding options and restricted stock awarded thereunder were cancelled.

Reclassifications

     Certain reclassifications have been made in the prior year’s consolidated financial statement amounts and related footnote disclosures to conform to the current year’s presentation.

Recently Issued Accounting Standards

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS 123 and supersedes APB 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. On April 14, 2005, the SEC decided to delay the implementation date to the beginning of the first fiscal year beginning after December 15, 2005. The Company has the option to choose either the modified prospective or modified retrospective method. The Company expects to adopt SFAS 123R in the first quarter of 2006, and to use the modified prospective method, which requires that compensation expense be recorded over the expected remaining life of all unvested stock options and restricted stock awarded to date and following adoption of SFAS 123R for any new grants. The Company is currently evaluating the impact of SFAS 123R on the Company, and based on its preliminary analysis, the Company expects to incur additional compensation expense as a result of the adoption of this new accounting standard. This additional compensation expense may be material to the 2006 financial statements.

5. Property and Equipment

Property and equipment consisted of the following:

	Successor

	June 30,	December 31,
	2005	2004

Flight equipment	$602,341	$607,184
Ground equipment and buildings	15,233	13,541

Total	617,574	620,725
Less accumulated depreciation	(25,652)	(10,971)

Property, plant, and equipment—net	$591,922	$609,754

     One of the Company’s Boeing 747 200 aircraft (tail number N808MC) was damaged when it landed during poor winter weather conditions at Dusseldorf airport on January 24, 2005. As a result of this incident, the airframe and two of its engines were damaged beyond economic repair. Atlas has negotiated a $12.6 million cash-in-lieu-of-repair settlement with its insurance carriers and on July 22, 2005, the Company received the insurance proceeds. On May 31, 2005, Atlas paid $12.25 million to its secured lender in exchange for release of its lien on this aircraft. Since the settlement amount exceeds the net book value of the aircraft, the Company will record a gain on disposition in July 2005, at which time the insurance proceeds were received.

6.   Debt

     The Company’s debt obligations, including capital leases, were as follows:

	Successor

	June 30,	December 31,
	2005	2004

Debt Obligations
Aircraft Credit Facility	$34,143	$35,024
AFL III Credit Facility	121,061	138,254
2000 Enhanced Equipment Trust Certificates	69,284	71,571
1999 Enhanced Equipment Trust Certificates	132,756	135,018
1998 Enhanced Equipment Trust Certificates	197,608	200,530
Capital Leases	33,581	36,717
Other Debt	20,312	21,955

Total debt and capital leases	608,745	639,069
Less current portion of debt and capital leases	(47,675)	(36,084)

Long-term debt and capital leases	$561,070	$602,985

     At June 30, 2005 and December 31, 2004, the Company had $116.2 million and $123.4 million, respectively, of unamortized discount related to the fair market value adjustments recorded against debt upon application of fresh-start accounting.

     See Note 10 to the audited consolidated financial statements included in the 2004 Form 10-K for a description of the Company’s debt obligations and amendments thereto during the bankruptcy proceedings.

Revolving Credit Facility

     On November 30, 2004, Holdings and certain of its subsidiaries entered into the revolving credit facility that provides the borrowers with revolving loans of up to $60 million, including up to $10 million of letter of credit accommodations (the “Revolving Credit Facility”). Availability under the Revolving Credit Facility is based on a borrowing base, which is calculated as a percentage of certain eligible accounts receivable. The Revolving Credit Facility has an initial four-year term after which the parties can agree to enter into additional one-year renewal periods.

     The Revolving Credit Facility contains usual and customary covenants for transactions of this kind. At June 30, 2005, the Company had no borrowings outstanding under the Revolving Credit Facility, $19.6 million was available for borrowing thereunder, and letters of credit totaling $0.4 million had been issued.

7.   Related Party Transactions

     All of the non-employee directors of the Company, namely Brian H. Rowe, Lawrence W. Clarkson, Richard A. Galbraith, Joseph J. Steuert, Stephen A. Greene, John S. Blue and Linda Chowdry, who served on the Company’s Board prior to July 27, 2004, resigned from the Board at or prior to the Effective Date. The Company was party to two separate consulting agreements with Joseph J. Steuert. Pursuant to such consultancy agreements, the director agreed to provide the Company with consultancy services in connection with the restructuring of its financial obligations. The Company incurred consulting fees and expenses to this director of zero and $0.8 million for the three and six month periods ended June 30, 2004. The agreement was rejected in bankruptcy and the Company is no longer subject to the agreement or the agreement’s automatic renewal.

     Another former director of the Company, Stephen A. Greene, is a partner in a law firm, Cahill, Gordon and Reindel, that acted as outside counsel to the Company. The Company paid legal fees and expenses to this law firm of $0.2 million and $0.7 million for the three month periods ended June 30, 2005 and 2004, respectively, and $0.7 million and $1.9 million for the six month periods ended June 30, 2005 and 2004, respectively.

     Effective July 27, 2004, the Company elected a new Board of Directors. The new Board includes James S. Gilmore III, a non-employee director of the Company, who is a partner at the law firm of Kelley Drye & Warren, LLP, current outside counsel to the Company, and Robert F. Agnew, also a non-employee director of the Company, who is an executive officer of Morten Beyer & Agnew, a consulting firm with which the Company transacts business. The Company paid legal fees to the firm of Kelley Drye & Warren, LLP of $1.2 million and $1.2 million for the three months ended June 30, 2005 and 2004, respectively, and $2.5 million and $1.2 million for the six month periods ended June 30, 2005 and 2004, respectively. The Company paid fees and expenses to Morten Beyer & Agnew, of $0.1 million and $0.1 million for the three months ended June 30, 2005 and 2004, respectively, and $0.1 million and $0.1 million for the six months ended June 30, 2005 and 2004, respectively. At June 30, 2005 and December 31, 2004, the Company had a payable balance to Kelley, Drye & Warren, LLP of $1.1 million and $1.0 million, respectively, which is included in accrued liabilities on the condensed consolidated balance sheet. Neither Mr. Gilmore nor Mr. Agnew serves on the Audit and Governance Committee of Holdings’ Board of Directors.

     Atlas dry leases three owned aircraft to a company in which the Company owns a minority investment as of June 30, 2005. The investment is accounted for under the equity method. The leases have terms that mature at various dates through July 2007 and contain options for renewal by the lessor. The leases provide for payment of rent and a provision for maintenance costs associated with the aircraft. Total rental income for the three aircraft was $14.9 million and $10.8 million for the three month periods ended June 30, 2005 and 2004, respectively, and $29.8 million and $21.6 million for the six month periods ended June 30, 2005 and 2004, respectively.

8.   Income Taxes

     The Company’s effective tax rate for the three and six months ended June 30, 2005 differs from the U.S. statutory rate due to nondeductible professional fees related to the reorganization and the effect of incremental tax reserves. The Company’s effective tax rate for the three and six months ended June 30, 2004 differs from the U.S. statutory rate due to losses for which no net tax benefit was provided and the effect of incremental tax reserves.

9. Segment Reporting

     The Company has four reportable segments: Scheduled Service, ACMI Contract, AMC Charter and Charter Service. All reportable segments are engaged in the business of transporting air cargo, but have different operating and economic characteristics which are separately reviewed by the Company’s management. The Company evaluates performance and allocates resources to its segments based upon pre-tax income (loss), excluding pre-petition and post-emergence costs and related professional fees, unallocated corporate and other and reorganization items (“Fully Allocated Contribution” or “FAC”). Management views FAC as the best measure to analyze profitability and contribution to net income or loss of the Company’s individual segments. The table provided at the end of this note shows FAC by segment and reconciles it to income (loss) before income taxes as required by SFAS No. 131 Disclosure about Segments of an Enterprise and Related Information. Management allocates the cost of operating aircraft between segments on an average cost per aircraft type.

     The Scheduled Service segment involves time definite airport-to-airport scheduled airfreight and available on-forwarding services provided primarily to freight forwarding customers. In transporting cargo in this way, the Company carries all of the commercial revenue risk (yields and cargo loads) and bears all of the direct costs of operation, including fuel. Distribution costs include direct sales costs through the Company’s own sales force and through commissions paid to general sales agents. Commission rates typically range between 2.5% and 5% of commissionable revenue sold. Scheduled Service is highly seasonal, with peak demand coinciding with the retail holiday season, which traditionally begins in September and lasts through mid December.

     The ACMI Contract segment involves the provision of aircraft, crew, maintenance and insurance services whereby customers receive the use of an aircraft and crew in exchange for, in most cases, a guaranteed monthly level of operation at a predetermined rate for defined periods of time. The customer bears the commercial revenue risk and the obligation for other direct operating costs, including fuel.

     The AMC Charter segment involves providing full-planeload charter flights to the U.S. Military through the Air Mobility Command (the “AMC”). The AMC Charter business is similar to the commercial charter business in that the Company is responsible for the direct operating costs of the aircraft. However, in the case of AMC operations, the price of fuel used during AMC flights is fixed by the military. The contracted charter rates (per mile) and fuel prices (per gallon) are established and fixed by the AMC for twelve-month periods running from October to September of the next year. The Company receives reimbursement from the AMC each month if the price of fuel the Company pays to vendors exceeds the fixed price and if the price of fuel the Company pays is less than the fixed price then the Company pays the difference to the AMC. The AMC buys capacity on a fixed basis annually and on an ad hoc basis continuously. The Company competes for this business through a teaming arrangement devised for the allocation of AMC flying among competing carriers. There are currently two groups of carriers or teams that compete for the business. The Company is a member of the team led by FedEx Corporation (“FedEx”). The Company pays the commission to FedEx team based upon the revenues it receives under such contracts. Two additional teams have been formed and are expected to participate in the CRAF Program beginning October 1, 2005. The formation of competing teaming arrangements, an increase by other air carriers in their commitment of aircraft to the CRAF Program, or the withdrawal of any of the current team members, could adversely affect the amount of AMC business awarded to the Company in the future.

     The Charter Service segment involves providing full-planeload airfreight capacity on one or multiple flights to freight forwarders, airlines and other air cargo customers. Charters typically are contracted in advance of the flight, and as with Scheduled Service, the Company bears the direct operating costs (except as otherwise defined in the charter contracts).

     All other revenue includes dry lease income and other incidental revenue not allocated to any of the four segments described above.

     Effective March 31, 2005, the Company made changes to the way the Company determines FAC. The changes principally relate to the methodology used to allocate aircraft cost and related maintenance to segments. The Company has reclassified certain prior-period amounts to conform to the current period's presentation. The following table sets forth revenues, FAC, operating income (loss) and income (loss) before income tax expense for the Company’s four reportable segments:

	For the Three Months Ended		For the Six Months Ended
	Successor	Predecessor	Successor	Predecessor

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenues:
Scheduled Service	$140,971	$155,491	$262,115	$300,559
ACMI Contracts	122,624	84,871	232,161	168,101
AMC Charter	104,357	78,069	193,273	131,182
Charter Service	15,562	8,254	31,100	13,852
All Other	11,671	11,623	23,482	22,069

Total operating revenues	$395,185	$338,308	$742,131	$635,763

FAC:
Scheduled Service	$(629)	$(27,393)	$(7,511)	$(51,216)
ACMI Contracts	9,118	3,154	4,307	(2,888)
AMC Charter	14,285	12,418	27,141	11,670
Charter Service	2,085	(21)	1,285	(2,950)

Total FAC	24,859	(11,842)	25,222	(45,384)

Add back:
Unallocated other	2,854	(198)	5,652	(2,488)
Pre-petition and post-emergence
costs and related professional fees	(843)	—	(2,484)	(9,439)
Interest income	(1,301)	(280)	(2,119)	(470)
Interest expense	17,976	19,563	35,798	43,131
Other, net	212	961	2,170	992

Operating income (loss)	43,757	8,204	64,239	(13,658)

Interest income	(1,301)	(280)	(2,119)	(470)
Interest expense	17,976	19,563	35,798	43,131
Other, net	212	961	2,170	992
Reorganization items, net	—	39,388	—	51,580

Income (loss) before income tax expense	$26,870	$(51,428)	$28,390	$(108,891)

10.   Commitments and Contingencies

Aircraft Conversions

     On May 12, 2005, the Company entered into a slot conversion agreement with Israel Aircraft Industries Ltd. and PSF Conversions LLP under which the Company may convert four Boeing 747-400 passenger aircraft to freighter configuration during the period from late 2007 to mid-2008. The agreement also includes an option covering the modification of up to six additional Boeing 747-400 passenger aircraft to Boeing 747 special freighter (“747SF”) aircraft during the period from 2009 to 2011. The Company has not yet committed to acquire the related aircraft.

Labor

     The Airline Pilots Association (“ALPA”) represents all of the Company’s U.S. pilots at both Atlas and Polar. Collectively, these employees represent approximately 50% of the Company’s workforce as of June 30, 2005. Polar’s collective bargaining agreement with ALPA became amendable in May 2003 and the Atlas collective bargaining agreement will become amendable in February 2006. The Company is subject to risks of work interruption or stoppage and may incur additional administrative expenses associated with union representation of its employees.

     The Polar negotiations were under the direction of the National Mediation Board (the “NMB”) since July 2003 until the parties were released, at the request of ALPA, into a thirty-day cooling off period on August 16, 2005. The parties were unable to reach an agreement during the cooling off period and as a result ALPA elected to exercise its rights to economic self help and call a strike on September 16, 2005. This strike is continuing and the Company cannot predict if or when the dispute will be resolved. No negotiations between the parties are currently scheduled.

     On August 30, 2005, a lawsuit was filed in the United States District Court for the Eastern District of New York by ALPA against Holdings, Atlas and Polar. ALPA alleges that Holdings, Atlas and Polar have violated various provisions of the Railway Labor Act, including status quo provisions resulting from the movement of aircraft, termination of employees and purported direct bargaining with crewmembers during the 30 day cooling off period. The complaint seeks injunctive relief, including an order directing Holdings, Atlas and Polar to bargain in good faith, to refrain from individual or direct bargaining with crewmembers or otherwise interfering or undermining ALPA’s effectiveness as the exclusive bargaining representatives, and to restore the status quo as it existed on August 16, 2005, including the reinstatement of furloughed crewmembers.

Legal Proceedings

Shareholder Derivative Actions

     On October 25, 2002 and November 12, 2002, shareholders of Holdings filed two separate derivative actions on behalf of Holdings against various former officers and former members of the Company’s Board of Directors in the Supreme Court of New York, Westchester County. Both derivative actions charge that members of the Board of Directors violated: (1) their fiduciary duties of loyalty and good faith, (2) generally accepted accounting principles, and (3) the Company’s Audit Committee Charter by failing to implement and maintain an adequate internal accounting control system. Furthermore, the actions allege that a certain named former director breached her fiduciary duties of loyalty and good faith by using material non-public information to sell shares of the Company’s common stock at artificially inflated prices. On February 3, 2004, Holdings provided notice of its January 30, 2004 bankruptcy filing to the court hearing the consolidated action. Because these derivative actions are property of the Company’s estate at the time of filing bankruptcy, all proceedings were stayed during the bankruptcy case. Under the Plan of Reorganization, Holdings became the holder of these claims and will decide whether to pursue some or all of the derivative claims against former officers and directors.

Securities Class Action Complaints

     Seven putative class action complaints have been filed against Holdings and several of its former officers and former directors in the United States District Court for the Southern District of New York. The seven class actions were filed on behalf of purchasers of the Company’s publicly traded common stock during the period April 18, 2000 through October 15, 2002. These class actions alleged, among other things, that during the time period asserted, Holdings and the individual defendants knowingly issued materially false and misleading statements to the market in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The class actions included claims under the Securities Act of 1933 on behalf of purchasers of common stock issued by Holdings in a September 2000 secondary public offering pursuant to, or traceable to, a prospectus supplement dated September 14, 2000 and filed with the SEC on September 18, 2000 (the “September Secondary Offering”). The complaints sought unspecified compensatory damages and other relief. On May 19, 2003, these seven class actions were consolidated into one proceeding. A lead plaintiff and a lead counsel were appointed by that court.

     Plaintiffs filed a single consolidated amended class action complaint in August 2003. Before any response thereto was made by any defendant, plaintiffs filed a second consolidated amended class action complaint in October 2003. The second consolidated amended class action complaint in October 2003 supersedes and replaces all prior complaints, and alleges: (i) violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against Holdings and six of its current or former officers or directors on behalf of all persons who purchased or otherwise acquired the common stock of Holdings between April 18, 2000 and October 15, 2002, inclusive, and (ii) violation of Sections 11 and 15 of the Securities Act of 1933 against Holdings, four of its former officers or directors and Morgan Stanley Dean Witter on behalf of all persons who purchased or otherwise acquired Atlas common stock issued in the September Secondary Offering. Each defendant moved to dismiss the second consolidated amended class action complaint on or about December 17, 2003. On February 3, 2004, Holdings notified the court hearing the consolidated action of the Company’s January 30, 2004 bankruptcy filing staying the litigation against Holdings.

     The parties have engaged in several mediation sessions and continue to engage in settlement discussions. Since confirmation of the Plan of Reorganization, the Bankruptcy Court has entered an order subordinating claims arising from these class action proceedings to general unsecured claims. The Plan of Reorganization provides that subordinated claims receive no distribution.

SEC Investigation

     On October 17, 2002, the SEC commenced an investigation arising out of the Company’s October 16, 2002 announcement that it would restate its 2000 and 2001 financial statements. In October 2002, the Company’s board of directors appointed a special committee which in turn retained the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP for the purpose of performing an internal review concerning the restatement issues and assisting Holdings in its cooperation with the SEC investigation. A Formal Order of Investigation was subsequently issued authorizing the SEC to take evidence in connection with its investigation. The SEC has served several subpoenas on Holdings requiring the production of documents and witness testimony, and the Company has been fully cooperating with the SEC throughout the investigation.

     On October 28, 2004, the SEC issued a Wells Notice to Holdings indicating that the SEC staff is considering recommending to the SEC that it bring a civil action against Holdings alleging that it violated certain financial reporting provisions of the federal securities laws from 1999 to 2002. In addition, the SEC has filed one or more proofs of claim in the Chapter 11 Cases. Any recovery on these claims will be in the form of stock distributions to unsecured creditors. Holdings is currently engaging in discussions with the SEC regarding the Wells Notice and the possible resolution of this matter, and will continue to cooperate fully with the SEC in respect of its investigation.

     On July 22, 2004, the Company and certain former officers and directors commenced an adversary proceeding in the Bankruptcy Court against Genesis Insurance Company, which was the Company’s directors’ and officers’ insurance carrier until October 2002. The complaint filed in that action addresses various coverage disputes between Genesis and the plaintiffs with respect to the SEC investigation and the class action shareholder litigation described above. While the case remains pending, the parties are engaged in mediation in an attempt to settle this matter.

Other Litigation

Southern Lawsuit

     On August 7, 2001, Atlas sued Southern Air, Inc. (“Southern”) and Hernan Galindo in Miami-Dade County Circuit Court seeking damages in excess of $13.0 million. Atlas’ original Complaint alleged, among other things, that the defendants engaged in unfair competition and conspiracy, and committed tortious interference with Atlas’ contracts and/ or business relationships with Aerofloral, Inc. Atlas subsequently filed a Second Amended Complaint joining additional defendants James K. Neff, Randall P. Fiorenza, Jay Holdings LLC, and EFF Holdings LLC, on the same legal theories asserted in the original Complaint. On November 15, 2002, Southern filed a bankruptcy petition for relief under Chapter 11 of the Bankruptcy Code. Southern has emerged from bankruptcy and reorganized. Pursuant to an order entered in the Southern’s bankruptcy case, Atlas may proceed with its claims against Southern as a setoff against any claims asserted by Southern against Atlas.

The defendants moved to dismiss the Second Amended Complaint filed by Atlas. The Miami-Dade County Circuit Court denied the defendants’ motions to dismiss, and the defendants answered the Second Amended Complaint denying any liability to Atlas. Southern also filed a Counterclaim against Atlas and a Third Party Complaint against Holdings. The Counterclaim and Third Party Complaint alleged, among other things, that Atlas and Holdings are alter egos of each other and committed various torts against Southern, including tortious interference with contract and with advantageous business relationships, unfair competition, conspiracy, and other anti-competitive acts in violation of Florida law. The trial court granted Holdings’ motion to dismiss for lack of personal jurisdiction over Holdings, and also granted Atlas’ motion to dismiss for failure to state a cause of action, both with leave to amend. Southern filed an Amended Counterclaim and Amended Third Party Complaint, to which both Atlas and Holdings again moved to dismiss. The state court again granted Atlas’ motion to dismiss for failure to state a cause of action, and Holdings’ motion to dismiss for lack of personal jurisdiction, both with leave to amend.

In February 2005, Atlas has filed a Third Amended Complaint joining the law firm of Greenberg & Traurig, PA and three of its shareholders (the “GT Defendants”) as additional defendants. The claims include tortious interference, aiding and abetting tortious interference, conspiracy, fraud and other related claims. The GT Defendants and the other defendants have moved to dismiss Atlas’ Third Amended Complaint. Recently, the state court denied the motions to dismiss filed by the defendants other than the GT Defendants, and ordered these defendants to answer the Third Amended Complaint. Atlas expects that Southern will file a Second Amended Counterclaim and Second Amended Third Party Complaint against Atlas and Holdings, respectively, when Southern answers the Third Amended Complaint.

The hearing on the GT Defendants’ motion to dismiss is scheduled for October 2005.

Trademark Matters

     To complement its existing Benelux trademark registration and obtain broader geographic protection, Atlas, in late 2003, filed an application to register its name and logo with the European Union (the “EU”). The application was recently opposed by Atlas Transport GmbH, a German-based surface transportation company that has an EU trademark registration dating back to 1997. Atlas Transport GmbH has also advised the Company that it may seek a preliminary injunction against the Company’s continued use of the Atlas name in the EU. The Company has filed a protective letter with the German courts, asserting its prior and continuing use of the Atlas name on flights to and from Germany. Atlas Transport GmbH has not yet filed an action seeking injunctive relief and given the delay in doing so, the Company’s local trademark counsel has advised that the likelihood of success of such an a lawsuit, if filed, would extremely low. Nonetheless, Atlas

Transport GmbH is continuing to pursue their opposition of our EU trademark registration.

Bankruptcy Proofs of Claim

     In addition to the proofs of claim filed by the IRS as described in Note 3, incident to administering the Company’s bankruptcy estates, the Company is currently reconciling the proofs of claim filed in the bankruptcy. As part of this reconciliation process, the Company has objected to a multitude of claims, which may result in litigation between the Company and the various claimants that will be resolved by the Bankruptcy Court. Except for the IRS claims described in Note 3, the Company does not believe that any one of these claims, if resolved against the Company, will, individually, have a material adverse effect on the Company’s business. However, if a number of these claims are resolved against the Company, they could, in the aggregate, have a material adverse effect on the Company’s business.

Other Matters

     The Company has certain other contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes that the ultimate disposition of these contingencies, with the exception of those noted above, is not expected to materially affect the Company’s financial condition, results of operations and liquidity.

11.   Stock-Based Compensation Plans

Successor

     Pursuant to the Plan of Reorganization, the Company made a second award of stock options and restricted stock to its employees on March 22, 2005, in which an additional 507,000 stock options were granted and 3,000 restricted shares of stock were awarded. The first award was made immediately following the Effective Date.

12.   Treasury Stock

     On April 19, 2005, the Company repurchased 2,784 shares of common stock from members of the Company’s Board of Directors at a price of $29.25 per share and held the shares as treasury shares. The proceeds were used by the certain directors to cover individual tax liabilities related to restricted shares that had vested in 2004. The issuance of such shares, along with the repurchase, was pursuant to the LTIP.

     On July 27, 2005, the Company repurchased 63,364 shares of stock from management at a price of $34.00 per share and held the shares as treasury shares. The proceeds were used by management to cover tax withholdings related to restricted shares that had vested in 2005. The issuance of such shares, along with the repurchase, was pursuant to the LTIP.

13.   Income (Loss) Per Share and Number of Common Shares Outstanding

     Basic income (loss) per share represents the income (loss) divided by the weighted average number of common shares outstanding during the measurement period. Diluted income (loss) per share represents the income (loss) divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common securities consist of 1.8 million stock options outstanding, for the three and six month periods ended June 30, 2004. The impact of these potentially dilutive securities would be anti-dilutive in 2004 due to either losses incurred during the period or out-of-the-money options and is not included in the diluted loss per share calculation.

     The calculations of basic and diluted income (loss) per share were as follows:

	For the Three		For the Six
	Months Ended		Months Ended
	Successor	Predecessor	Successor	Predecessor

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Numerator:
Net income (loss)	$15,854	$(51,428)	$16,529	$(110,008)

Denominator for basic earnings per share	20,209	38,378	20,210	38,378
Effect of dilutive securities:
Stock options	77	— (a)	73	— (a)
Restricted Stock	262	—	253	—

Denominator for diluted earnings per share	20,548	38,378	20,536	38,378

Basic income (loss) per share	$0.78	$(1.34)	$0.82	$(2.87)

Diluted income (loss) per share	$0.77	$(1.34)	$0.80	$(2.87)

(a)   Antidilutive

14.   Subsequent Events.

      In August 2005, aircraft number N921FT was listed for sale by the Company and will be accounted for as an asset held for sale.

ITEM 2.   MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our unaudited Financial Statements and notes thereto appearing in this report and our audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2004 included in our Annual Report on Form 10-K filed with the SEC on June 30, 2005 (“2004 10-K”).

     In this report, references to “we,” “our” and “us” are references to Atlas Air Worldwide Holdings, Inc. and its subsidiaries, as applicable.

Background and Bankruptcy

     On January 30, 2004, the Debtors each filed voluntary bankruptcy petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Bankruptcy Court jointly administered the Chapter 11 Cases. During the course of the proceedings, the Debtors operated their respective businesses and managed their respective properties and assets as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. The Bankruptcy Court entered an order confirming the Plan of Reorganization on July 14, 2004 and the Debtors emerged from bankruptcy on July 27, 2004. The Financial Statements and other financial disclosure in this report include data for all of our subsidiaries, including those that did not file for relief under Chapter 11.

Certain Terms

     The following terms represent industry-related items and statistics specific to the airline and cargo industry sectors. They are used by management for statistical analysis purposes to better evaluate and measure operating levels, results, productivity and efficiency.

Glossary

ATM	Available Ton Miles, which represent the maximum available tons (capacity) per actual miles flown. It is calculated by multiplying the available capacity (tonnage) of the aircraft against the miles flown by the aircraft.

Block Hours	The time interval between when an aircraft departs the terminal until it arrives at the destination terminal.

RATM	Revenue per Available Ton Mile, which represents the average revenue received per available ton mile flown. It is calculated by dividing operating revenues by ATMs.

Revenue Per	Calculated by dividing operating revenues by Block Hours.
Block Hour

RTM	Revenue Ton Mile, which is calculated by multiplying actual revenue tons carried against miles flown.

Load Factor	The average amount of weight flown per the maximum available capacity. It is calculated by dividing RTMs by ATMs.

Yield	The average amount a customer pays to fly one ton of cargo one mile. It is calculated by dividing operating revenues by RTMs.

A/B Checks	Low level maintenance checks performed on aircraft at an interval of approximately 400 to 1,100 flight hours.

C Checks	High level or “heavy” airframe maintenance checks which are more intensive in scope than an A/B Check and are generally performed on a 15 to 24 month interval.

D Checks	High level or “heavy” airframe maintenance checks which are the most intensive in scope and are generally performed on an interval of 5 to 10 years or 25,000 to 28,000 flight hours, whichever comes first.

Business Overview

     Our principal business is the airport-to-airport transportation of heavy freight cargo. We have four primary lines of business, each constituting its own reportable segment. These segments are (i) ACMI or wet lease contracts, (ii) Scheduled Service, (iii) AMC Charters for the U.S. Military and (iv) Commercial Charter. In addition, we occasionally dry lease aircraft to other airlines. We do not consider dry leasing to be a core segment of our business.

     In our ACMI contract business, customers receive an aircraft which is crewed, maintained and insured by us in exchange for an agreed level of operation over a defined period of time. We are paid a defined hourly rate for the time the aircraft is operated or a minimum contractual rate when hourly activity falls below minimum guaranteed levels. All other direct operating expenses, such as aviation fuel, landing fees and ground handling costs, are the responsibility of the customer. Our ACMI contracts typically have terms ranging from several months to five years. We measure the performance of our ACMI contract business in terms of revenue per Block Hour and FAC. FAC is also used to analyze the profitability or contribution to net income or loss of our other business segments.

     We operate our Scheduled Services business primarily through Polar. We operate airport-to-airport specific routes on a specific schedule and customers pay to have their freight carried on that route and schedule. Our Scheduled Service all-cargo network serves four principal economic regions: North America, South America, Asia and Europe. We offer access to Japan through route and operating rights at Tokyo’s Narita Airport, and, as of December 2, 2004, to the People’s Republic of China through route and operating rights at Shanghai’s Pudong Airport. As of June 30, 2005, our Scheduled Services operation provides approximately 18 daily departures to 16 different cities in eight countries across four continents. Our Scheduled Service business is designed to provide:

  prime time arrivals and departures on key days of consolidation for freight forwarders and shippers; and
  connection or through-service between economic regions to achieve higher overall unit revenues.

     In our Scheduled Service business we bear all the direct costs of operation, including fuel, and we assume the commercial risk of both load and yield. We measure performance of our Scheduled Service business in terms of RATM and FAC.

     Our AMC Charter business continues to be a profitable but unpredictable line of business. AMC Charter revenues are driven by the rate per flown mile. The AMC Charter rate is set by the AMC each October, based on an audit of all AMC carriers and an assumed fuel price. The AMC buys capacity on a fixed basis annually and on an ad hoc basis continuously. Block Hours are difficult to predict and are subject to certain minimum levels set by the AMC. We bear the direct operating costs of AMC flights, however, the price of fuel consumed in AMC operations is fixed at the annual agreed upon rate. We receive reimbursement from the AMC each month if the price of fuel we pay to vendors exceeds the fixed price and if the price of fuel we pay is less than the fixed price then we pay the difference to the AMC.

     Our Commercial Charter business provides full-planeload airfreight capacity on one or multiple flights to freight forwarders, airlines and other air cargo customers. The revenue associated with our Commercial Charter business is contracted in advance of the flight, and, as with Scheduled Service, we bear the direct operating costs (except as otherwise agreed in the charter contracts).

     Our AMC and Commercial Charter businesses complement our ACMI contract and Scheduled Service businesses by:

  increasing aircraft utilization during slow seasons;
  positioning flights for Scheduled Service operations in directionally weak markets;
  enabling the performance of extra flights to respond to peak season Scheduled Service demand; and
  diversifying revenue streams.

     We measure performance of our AMC and Commercial Charter businesses in terms of revenue per Block Hour and FAC.

     The most significant trends that are evident when comparing our operations for the six months ended June 30, 2005 to 2004 are:

  a reduction in Scheduled Service ATMs and RTMs as aircraft were reallocated to more profitable ACMI and AMC opportunities;

  improved performance in our ACMI contract businesses, due primarily to improvements in Revenue per Block hour, increased Block Hour activity, a reduction in overhead costs per Block Hour and the elimination of non- operating or “parked” aircraft; and
  an increase in AMC Block Hour activity resulting from the continuing military activity in the Middle East.

     Overall, Block Hours increased 8.5% for the first half of 2005 compared to the same period in 2004. Specifically, Block Hours increased 37.0% for ACMI contracts, decreased 32.8% for Scheduled Service, increased 27.5% for AMC charters and increased 76.0% for Commercial Charters for the first half of 2005 compared with the same period in 2004.

     The improvement in Block Hours and increase in profitability from the first half of 2004 compared to the same period in 2005 is a function of a general improvement in the demand for our cargo services, the elimination of the costs associated with non-operating or “parked” aircraft, the restructuring of our debt and lease agreements, the elimination of non-profitable flying in the Scheduled Service business and improvements in the AMC and the ACMI contract business.

Outlook

     Our primary focus is to maintain a safe and efficient operation, streamline operations, restore and sustain profitability and rebuild stockholder value. We are undertaking a number of significant strategic measures designed to achieve these objectives. These measures include the following:

  optimizing the allocation of assets among our service types;
  continuing our efforts to reduce our overhead and operating costs;
  improving our operating procedures in several key facets of flight operations, ground operations and maintenance;
  selectively disposing of unproductive assets, which may include aging aircraft, and replacing them with newer, more efficient aircraft;
  pursuing growth opportunities, which may include forming strategic alliances with synergistic carriers, and offering customers new services and fleet types, including the possible entry into the passenger ACMI business; and
  continuing our efforts to maximize our financial flexibility, which may include refinancing certain indebtedness and issuing new debt and/or equity securities.

     While we still face a number of significant challenges, a number of which are beyond our control, we believe that implementing these and other strategic measures will enable us to become one of the world’s most efficient, capable and diversified operator of long-haul freighter aircraft.

     Our focus is to optimize the allocation of assets among our four lines of business to maximize profitability and minimize risk. One of the significant challenges we face is to manage the cost of aviation fuel in the Scheduled Service business. During the first half of 2005, the average price per gallon for aviation fuel was 154 cents, an increase of 37.5% over the average price of 112 cents per gallon during the same period in 2004. Generally, we expect no more than 60% of the price-related increase in Scheduled Service fuel expense will be recovered through aircraft fuel surcharges (recorded as revenue). In response to the impact of increased aircraft fuel prices in the Scheduled Service business and to the increased opportunities for entering into profitable ACMI contracts, we expect to continue to optimize capacity allocations between the least profitable Scheduled Service markets and new ACMI opportunities.

In addition to the impact of aviation fuel prices, another significant change to our Scheduled Service business in 2005 is the commencement of operations in China under the route authority granted to us on October 18, 2004 by the Department of Transportation (“DOT”). As a result, we were designated as the fourth U.S. freighter operator under the U.S.-China bilateral air services agreement and were awarded a total of nine weekly frequencies (six for use in 2004 and an additional three which commenced March 25, 2005). On March 25, 2005, the DOT granted us three additional weekly flights commencing in March 2006, which will increase the total weekly flights to twelve.

     We anticipate that the demand for AMC Charter business will remain strong for the remainder of 2005, as total AMC

Block Hour activity for the first half of 2005 was 27.5% higher than the same period in 2004. The increase in AMC Block Hours is the result of the continuing U.S. Military activity in the Middle East.

     We expect our Commercial Charter business to provide incremental utilization for our aircraft fleet.

Results of Operations

     The discussion below provides comparative information on our historical consolidated results of operations. The information presented with respect to aircraft rent, depreciation and interest expense for periods after July 27, 2004 has been materially affected by several factors which did not affect such items for comparable periods during the first six months of 2004. In conjunction with our emergence from bankruptcy, we applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created.

     Fresh-start accounting requires us to revalue our assets and liabilities to estimated fair values at July 27, 2004 in a manner similar to that which would occur if we were to apply purchase accounting. Significant adjustments included a downward revaluation of our owned aircraft fleet and the recording of additional intangible assets (principally related to Atlas’ ACMI customer contracts). In addition, fair-value adjustments were recorded in respect to our debt and lease agreements.

     The following discussion should be read in conjunction with the Financial Statements and the notes to those statements and other financial information appearing and referred to elsewhere in this report.

Three Months Ended June 30, 2005 and 2004

     Total operating revenue. Our total operating revenues were $395.2 million for the second quarter of 2005, compared with $338.3 million for the second quarter of 2004, an increase of $56.9 million, or 16.8% . This increase was primarily due to an increase in revenue from our AMC and ACMI businesses. AMC revenue was $104.4 million for the second quarter of 2005, compared with $78.1 million for the second quarter of 2004, an increase of $26.3 million, or 33.7% . ACMI contracted revenue was $122.6 million for the second quarter of 2005, compared with $84.9 million for the second quarter of 2004, an increase of $37.7 million, or 44.4% . Commercial Charter revenue was $15.6 million for the second quarter of 2005, compared with $8.2 million for the second quarter of 2004, an increase of $7.4 million, or 90.2% . These increases were partially offset by declining Scheduled Service revenue, which was $141.0 million for the second quarter of 2005, compared with $155.5 million for the second quarter of 2004, a decrease of $14.5 million or 9.3% . A discussion of the reasons for increases or decreases in revenue of our four business segments is set forth below.

     Scheduled Service revenue. Scheduled Service revenues were $141.0 million for the second quarter of 2005, compared with $155.5 million for the second quarter of 2004, a decrease of $14.5 million, or 9.3%, primarily due to a reduction in capacity, partially offset by higher yields and higher load factors. RTMs in the Scheduled Service segment were 385.6 million on a total capacity of 580.2 million ATMs in the second quarter of 2005, compared with RTMs of 529.9 million on a total capacity of 846.4 million ATMs in the second quarter of 2004. Block Hours were 9,935 in the second quarter of 2005, compared with 14,374 for the second quarter of 2004, a decrease of 4,439, or 30.9% . Load factor was 66.5% with a yield of $0.366 in the second quarter of 2005, compared with a load factor of 62.6% and a yield of $0.293 in the second quarter of 2004. RATM in our Scheduled Service segment was $0.243 in the second quarter of 2005, compared with $0.184 in the second quarter of 2004, representing an increase of 32.3% .

     The significant decrease in Scheduled Service revenue is the result of our reallocation of aircraft to ACMI and AMC, which significantly reduced ATMs by approximately 266.2 million. This revenue decrease, however, is substantially offset by Scheduled Service unit revenue and Load Factor performance which continued to improve due to a number of factors, including the impact of our continued optimization of the scheduled network and the higher fuel surcharges.

     ACMI contract revenue. ACMI contracted revenues were $122.6 million for the second quarter of 2005, compared with $84.9 million for the second quarter of 2004, an increase of $37.7 million, or 44.4%, primarily due to an increase in the number of ACMI contracts, resulting in significantly higher Block Hours, and a slight increase in our average ACMI contract rates. ACMI Block Hours were 22,611 for the second quarter of 2005, compared with 15,742 for the second quarter of 2004, an increase of 6,869 Block Hours, or 43.6% . Revenue per Block Hour was $5,423 for the second quarter of 2005, compared with $5,391 for the second quarter of 2004, an increase of $32 per Block Hour, or 0.6% . Total aircraft under full-time ACMI contracts as of June 30, 2005 were nine 747-200 aircraft and ten 747-400 aircraft, compared with June 30, 2004, when we had eight 747-200 aircraft and six 747-400 aircraft under ACMI contracts.

     AMC charter revenue. AMC charter revenues were $104.4 million for the second quarter of 2005, compared with

$78.1 million for the second quarter of 2004, an increase of $26.3 million, or 33.7%, primarily due to a higher volume of AMC charter flights and an increase in our AMC charter rates. AMC charter Block Hours were 7,507 for the second quarter of 2005, compared with 6,237 for the second quarter of 2004, an increase of 1,270 Block Hours, or 20.4% . Revenue per Block hour was $13,901 for the second quarter of 2005, compared with $12,517 for the second quarter of 2004, an increase of $1,384 per Block Hour, or 11.1% .. The increase in AMC charter activity was primarily the result of the U.S. Military’s continued involvement with the conflict in the Middle East. The increase in rate was partly a function of an increase in the fixed rate for AMC fuel, which increased from 101 cents for the second quarter of 2004 to 140 cents for the second quarter of 2005.

     Commercial Charter revenue. Commercial Charter revenues were $15.6 million for the second quarter of 2005, compared with $8.2 million for the second quarter of 2004, an increase of $7.4 million, or 90.2%, primarily as a result of both a higher volume of commercial charter flights and higher revenue per Block Hour. Commercial Charter Block Hours were 998 for the second quarter of 2005, compared with 659 for the second quarter of 2004, an increase of 339, or 51.5% . Revenue per Block Hour was $15,589 for the second quarter of 2005, compared with $12,525 for the second quarter of 2004, an increase of $3,064 per Block Hour, or 24.5% . The increase in Commercial Charter activity was primarily due to the increase in one-way charter flights on the return legs of AMC flights.

     Aircraft fuel expense. Aircraft fuel expense was $101.9 million for the second quarter of 2005, compared with $81.4 million for the second quarter of 2004, an increase of $20.5 million, or 25.2%, as a result of an increase in fuel prices, partially offset by a decrease in Block Hours for Scheduled Service. Average fuel price per gallon was approximately 161 cents for the second quarter of 2005, compared with approximately 112 cents for the second quarter of 2004, an increase of 49 cents, or 44.1%, partially offset by a 9.8 million gallon, or 13.4%, decrease in fuel consumption to 63.1 million gallons for the second quarter of 2005 from 72.9 million gallons during the second quarter of 2004. The decrease in our overall fuel consumption corresponds to the decrease of 4,439 Scheduled Service Block Hours offset by a 1,270 increase in AMC Block Hours and a 339 increase in Commercial Charter Block Hours.

     Salaries, wages and benefits. Salaries, wages and benefits were $57.7 million for the second quarter of 2005, compared with $51.1 million for the second quarter of 2004, an increase of $6.6 million, or 12.9%, primarily as a result of a $1.9 million increase in crew salary attributable to the 10.6% increase in overall Block Hours. Other increases totaling $2.9 million include restricted stock expense, which did not exist in 2004, as well as profit sharing and incentive compensation expense, which were not accrued in 2004 due to losses incurred.

     Maintenance materials and repairs. Maintenance materials and repairs was $58.9 million for the second quarter of 2005, compared with $62.0 million for the second quarter of 2004, a decrease of $3.1 million, or 5.0% . The decrease in maintenance expense was primarily the result of fewer D Checks, partially offset by increases in C Checks. There were no D Checks on Boeing 747-400 aircraft and one on Boeing 747-200 aircraft in the second quarter of 2005 as opposed to three D Checks on Boeing 747-400 aircraft and two D Checks on Boeing 747-200 aircraft during the second quarter of 2004. There were no C Checks on Boeing 747-400 aircraft and five on Boeing 747-200 aircraft in the second quarter of 2005 as opposed to one C Check on Boeing 747-200 aircraft during the second quarter of 2004.

     Ground handling and airport fees. Ground handling and airport fees were $19.4 million for the second quarter of 2005, compared with $23.4 million for the second quarter of 2004, a decrease of $4.0 million, or 17.1% . The primary cause of the decrease was the result of reduced Scheduled Service flying, which is the primary service which incurs these costs.

     Travel. Travel was $14.6 million for the second quarter of 2005, compared with $12.6 million for the second quarter of 2004, an increase of $2.0 million, or 15.9% . The primary cause of the increase was the increase in total Block Hours, which results in higher crew travel costs.

     Pre-petition and post-emergence costs and related professional fees. Pre-petition and post-emergence costs were $0.8 million in the second quarter of 2005. We incurred expenses (primarily professional fees) of $0.8 million in the successor period related to the winding down of the bankruptcy proceedings during the period. These expenses are recorded as incurred. Such expenses incurred during the bankruptcy are classified within reorganization items net, and were $16.3 million in the second quarter of 2004.

     Other operating expense. Other operating expenses were $26.7 million in the second quarter of 2005, compared with $26.5 million in the second quarter of 2004, an increase of $0.2 million, or 0.8% . The increase in other operating expenses was due primarily to the increase in consulting fees related to our initiatives to document and remediate internal controls.

     Interest income. Interest income was $1.3 million for the second quarter of 2005, compared with $0.3 million for the second quarter of 2004, an increase of $1.0 million, due primarily to an increase in our available cash balances, augmented by a general increase in interest rates.

     Other, net. Other, net was a loss of $0.2 million during the second quarter of 2005, due primarily to unrealized losses on the revaluation of foreign denominated receivables into U.S. dollars at June 30, 2005. The U.S. dollar had strengthened against most foreign currencies during the period

     Reorganization items, net. The following reorganization items, net were incurred for the quarter ended June 30, 2004:

Legal and Professional Fees	$16,282
Claims related to rejection of owned and leased aircraft	23,159
Other	(53)

Total	$39,388

     The costs included in reorganization items, net reflect the cash and non-cash expenses recognized by us in connection with our reorganization and are separately reported as required by SOP 90-7. See Note 3 to our Financial Statements.

     Income taxes. Our effective tax rate for the quarter ended June 30, 2005 differs from the U.S. statutory rate due to nondeductible professional fees related to the reorganization and the effect of incremental tax reserves. Our effective tax rate for the quarter ended June 30, 2004 differs from the U.S. statutory rate due to losses for which no net tax benefit was provided and the effect of incremental tax reserves.

Segments

     As discussed above, the application of fresh-start accounting following our emergence from bankruptcy, which among other things, reduced rent expense, reduced depreciation expense and increased amortization expense due to recognition of additional intangible assets, results in segment operating income and loss for 2005 that is not comparable with prior periods. Therefore, a segment discussion is not presented for the 2005 versus the 2004 period.

Six Months Ended June 30, 2005 and 2004

     Total operating revenue. Our total operating revenues were $742.1 million for the first half of 2005, compared with $635.7 million for the first half of 2004, an increase of $106.4 million, or 16.7% . This increase was primarily due to an increase in revenue from our AMC and ACMI businesses. AMC revenue was $193.3 million for the first half of 2005, compared with $131.1 million for the first half of 2004, an increase of $62.2 million, or 47.4% . ACMI revenue was $232.2 million for the first half of 2005, compared with $168.1 million for the first half of 2004, an increase of $64.1 million, or 38.1% . Commercial Charter revenue was $31.1 million for the first half of 2005, compared with $13.9 million for the first half of 2004, an increase of $17.2 million, or 123.7% . These increases were partially offset by declining Scheduled Service revenue, which was $262.1 million for the first half of 2005, compared with $300.6 million for the first half of 2004, a decrease of $38.5 million or 12.8% . A discussion of the reasons for increases or decreases in revenue of our four business segments is set forth below.

     Scheduled Service revenue. Scheduled Service revenues were $262.1 million for the first half of 2005, compared with $300.6 million for the first half of 2004, a decrease of $38.5 million, or 12.8%, primarily due to lower capacity and Block Hours, partially offset by higher yields and higher load factors. RTMs in the Scheduled Service segment were 722.3 million on a total capacity of 1,109.9 million ATMs in the first half of 2005, compared with RTMs of 1,019.7 million on a total capacity of 1,661.6 million ATMs in the first half of 2004. Block Hours were 19,017 in the first half of 2005, compared with 28,284 for the first half of 2004, a decrease of 9,267, or 32.8% . Load factor was 65.1% with a yield of $0.363 in the first half of 2005, compared with a load factor of 61.4% and a yield of $0.295 in the first half of 2004. RATM in our Scheduled Service segment was $0.236 in the first half of 2005, compared with $0.181 in the first half of 2004, representing an increase of 30.6% .

     The significant decrease in Scheduled Service revenue is the result of our reallocation of aircraft to ACMI and AMC, which significantly reduced ATMs by approximately 551.7 million. This revenue decrease, however, is substantially offset by Scheduled Service unit revenue growth and load factor performance which continued to improve due to a number of factors including the impact of our continued optimization of the scheduled network and the impact of higher fuel surcharges.

     ACMI contract revenue. ACMI revenues were $232.2 million for the first half of 2005, compared with $168.1 million for the first half of 2004, an increase of $64.1 million, or 38.1%, primarily due to an increase in the number of ACMI contracts leading to significantly higher Block Hours and a slight increase in our average ACMI contract rates. ACMI Block Hours were 43,098 for the first half of 2005, compared with 31,454 for the first half of 2004, an increase of 11,644 Block Hours, or 37.0% . Revenue per Block hour was $5,387 for the first half of 2005, compared with $5,344 for the first half of 2004, an increase of $43 per Block hour, or 0.8% . Total aircraft under full-time ACMI contracts as of June 30, 2005 were nine 747-200 aircraft and ten 747-400 aircraft, compared with June 30, 2004, when we had eight 747-200 aircraft and six 747-400 aircraft under ACMI contracts.

     AMC charter revenue. AMC charter revenues were $193.3 million for the first half of 2005, compared with $131.1 million for the first half of 2004, an increase of $62.2 million, or 47.4%, primarily due to a higher volume of AMC charter flights and an increase in our AMC charter rates. AMC charter Block Hours were 13,738 for the first half of 2005, compared with 10,774 for the first half of 2004, an increase of 2,964 Block Hours, or 27.5% . Revenue per Block Hour was $14,068 for the first half of 2005, compared with $12,176 for the first half of 2004, an increase of $1,892 per Block Hour, or 15.5% . The increase in AMC charter activity was primarily the result of the U.S. Military’s continued involvement with the conflict in the Middle East. The increase in rate was primarily a function of an increase in the agreed upon rate for AMC fuel, which increased from 101 cents for the first half of 2004 to 140 cents for the first half of 2005.

     Commercial Charter revenue. Commercial Charter revenues were $31.1 million for the first half of 2005, compared with $13.9 million for the first half of 2004, an increase of $17.2 million, or 123.7% . The increase is a result of both a higher volume of commercial charter flights and higher revenue per Block hour. Commercial Charter Block Hours were 2,231 for the first half of 2005, compared with 1,268 for the first half of 2004, an increase of 963, or 76.0% . Revenue per Block Hour was $13,940 for the first half of 2005, compared with $10,928 for the first half of 2004, an increase of $3,012 per Block Hour, or 27.6% . The increase in Commercial Charter activity was primarily due to the increase in one way charter flights on the return legs of AMC flights.

     Aircraft fuel expense. Aircraft fuel expense was $181.5 million for the first half of 2005, compared with $151.3 million for the first half of 2004, an increase of $30.2 million, or 20.0%, as a result of the increase in fuel prices, partially offset by a decrease in Block Hours for Scheduled Service. Average fuel price per gallon was approximately 154 cents for the first half of 2005, compared with approximately 112 cents for the first half of 2004, an increase of 42 cents, or 37.5%, partially offset by a 17.1 million gallon, or 12.7%, decrease in fuel consumption to 117.8 million gallons for the first half of 2005 from 134.9 million gallons during the first half of 2004. The decrease in our overall fuel consumption corresponds to the decrease of 9,267 Scheduled Service Block Hours offset by a 2,964 increase in AMC Block Hours and a 963 increase in Commercial Charter Block Hours.

     Salaries, wages and benefits. Salaries, wages and benefits were $114.1 million for the first half of 2005, compared with $103.9 million for the first half of 2004, an increase of $10.2 million, or 9.8%, primarily as a result of a $5.9 million increase in crew salary attributable to the 8.5% increase in overall Block. Other increases totaling $4.0 million include restricted stock expense, which did not exist in 2004, as well as profit sharing and incentive compensation expense, which were not accrued in 2004 due to losses incurred.

     Maintenance materials and repairs. Maintenance materials and repairs was $123.0 million for the first half of 2005, compared with $114.9 million for the first half of 2004, an increase of $8.1 million, or 7.0% . The increase in maintenance expense was the result of an increase in engine overhaul expense offset by a decrease in expense for D Checks. There were 35 engine overhauls in the first half of 2005 as opposed to 23 events in the first half of 2004. There were three D Checks on Boeing 747-400 aircraft and one on Boeing 747-200 aircraft in the first half of 2005 as opposed to six D Checks on Boeing 747-400 aircraft and eight D Checks on Boeing 747-200 aircraft during the first half of 2004.

     Ground handling and airport fees. Ground handling and airport fees were $37.5 million for the first half of 2005, compared with $46.0 million for the first half of 2004, a decrease of $8.5 million, or 18.5% . The primary cause of the decrease was the result of reduced Scheduled Service flying, which is the primary service which incurs these costs.

     Travel. Travel was $29.3 million for the first half of 2005, compared with $24.8 million for the first half of 2004, an increase of $4.5 million, or 18.1% . The primary cause of the increase was the increase in total Block Hours, which results in higher crew travel costs.

Pre-petition and post-emergence costs and related professional fees. Pre-petition and post-emergence costs were $2.5 million in the first half of 2005 compared with $9.4 million in the first half of 2004, a decrease of $6.9 million, or 73.4% . The primary cause of the decrease was our emergence from bankruptcy on July 27, 2004. We incurred expenses of $2.5 million (primarily professional fees) in the successor period related to the winding down of the bankruptcy proceedings. These expenses are recorded as incurred. Such expenses incurred during our bankruptcy are classified as reorganization items net, and were $22.6 million in addition to the $9.4 million recorded pre-petition.

     Other operating expense. Other operating expenses were $50.4 million in the first half of 2005, compared with $52.0 million in the first half of 2004, a decrease of $1.6 million, or 3.1% . The decrease in other operating expenses was due primarily to a reduction in outside services, commissions, and bad debt expense, partially offset by an increase in consulting fees related to our initiatives to document and remediate internal controls.

     Interest income. Interest income was $2.1 million for the first half of 2005, compared with $0.5 million for the first half of 2004, an increase of $1.6 million, due primarily to the increase in our available cash balances, augmented by a general increases in interest rates

     Other, net. Other, net was a loss of $2.1 million during the first half of 2005, due primarily to unrealized losses on the revaluation of foreign denominated receivables into U.S. dollars at June 30, 2005. The U.S. dollar had strengthened against most foreign currencies during the period.

     Reorganization items, net. The following reorganization items, net were incurred for the period from January 31, 2004 to June 30, 2004:

Legal and Professional Fees	$22,574
Rejection of CF6-80 PBH engine agreement	(59,552)
Claims related to rejection of owned and leased aircraft	88,658
Other	(100)

Total	$51,580

     The costs included in reorganization items, net reflect the cash and non-cash expenses recognized by us in connection with our reorganization and are separately reported as required by SOP 90-7. See Note 3 to our Financial Statements.

     Income taxes. Our effective tax rate for the six months ended June 30, 2005 differs from the U.S. statutory rate due to nondeductible professional fees related to the reorganization and the effect of incremental tax reserves. Our effective tax rate for the six months ended June 30, 2004 differs from the U.S. statutory rate due to losses for which no net tax benefit was provided and the effect of incremental tax reserves.

Segments

As discussed above, the application of fresh-start accounting following our emergence from bankruptcy, which among other things, reduced rent expense, reduced depreciation expense and increased amortization expense due to recognition of additional intangible assets, results in segment operating income and loss for 2005 that is not comparable with prior periods. Therefore, a segment discussion is not presented for the 2005 period versus the 2004 period.

Operating Statistics

     The table below sets forth selected operating data for the periods indicated:

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

OPERATING STATISTICS
Block Hours
Scheduled Service	9,935	14,374	19,017	28,284
ACMI Contract	22,611	15,742	43,098	31,454
AMC Charter	7,507	6,237	13,738	10,774
Commercial Charter	998	659	2,231	1,268
All Other	203	290	467	590

Total Block Hours	41,254	37,302	78,551	72,370

Revenue Per Block Hour
ACMI Contract	$5,423	$5,391	$5,387	$5,344
AMC Charter	13,901	12,517	14,068	12,176
Commercial Charter	15,593	12,525	13,940	10,928

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Scheduled Service Traffic
RTM’s (000’s)	385,631	529,934	722,296	1,019,669
ATM’s (000’s)	580,186	846,374	1,109,884	1,661,599
Load Factor	66.5%	62.6%	65.1%	61.4%
RATM	$0.243	$0.184	$0.236	$0.181
Yield	$0.366	$0.293	$0.363	$0.295

Fuel
Average fuel cost per gallon	$1.61	$1.12	$1.54	$1.12
Fuel gallons consumed (000’s)	63,094	72,867	117,791	134,905

Operating Fleet: (average during the period)
Aircraft count	39.0	36.7	39.1	37.8
Dry Leased	3.0	4.0	3.1	4.0
Out of service	0.7	4.0	0.7	5.1

     Note dry leased and out of service aircraft are not included in the operating fleet aircraft count average.

Liquidity and Capital Resources

     At June 30, 2005, we had cash and cash equivalents of $192.5 million, compared with $133.9 million at December 31, 2004, an increase of $58.6 million, or 43.8% . We expect cash on hand, cash generated from operations and cash available under the Revolving Credit Facility to be sufficient to meet our debt and lease obligations and to finance capital expenditures of approximately $30.0 million for 2005. See below for a description of our Revolving Credit Facility. To the extent that these resources prove insufficient to meet those obligations, we would be required to scale back operations, curtail capital spending or borrow additional funds in amounts to be determined and on terms that may not be favorable to us, if available at all.

     Operating Activities. Net cash provided by operating activities for the first half of 2005 was $109.8 million, compared with net cash provided by operating activities of $71.0 million for the first half of 2004. The increase in cash provided by operating activities is primarily related to improved operating results.

     Investing Activities. Net cash expenditures for investing activities were $13.4 million for the first half of 2005, which reflect capital expenditures of $17.6 million offset by a decrease in restricted funds held in trust of $4.2 million. Net cash used by investing activities was $9.5 million in the first half of 2004, primarily for capital expenditures.

     Financing Activities. Net cash used by financing activities was $37.7 million for the 2005 first half, which consisted primarily of $47.7 million of payments on long-term debt and capital lease obligations, and $0.1 million purchase of treasury stock, offset by $10.0 million in loan proceeds from the Revolving Credit Facility that was subsequently repaid. Net cash provided by financing activities was $3.5 million for the 2004 first half, which consisted primarily of $14.5 million of payments on long-term debt and capital lease obligations, offset by $18.0 million in loan proceeds from our DIP financing facility.

Revolving Credit Facility

     On November 30, 2004, we entered into a Revolving Credit Facility. This facility provides us with revolving loans of up to $60 million, including up to $10 million of letter of credit accommodations. Availability under the Revolving Credit Facility will be based on a borrowing base, which is calculated as a percentage of certain eligible accounts receivable. The Revolving Credit Facility has an initial four-year term after which the parties may agree to enter into additional one-year renewal periods.

     The Revolving Credit Facility contains usual and customary covenants for transactions of this kind. At June 30, 2005, the Company had no borrowings outstanding under the Revolving Credit Facility, $19.6 million was available for borrowing thereunder, and letters of credit totaling $0.4 million had been issued.

Litigation

     We are a party to a number of claims, lawsuits and pending actions, most of which are routine and all of which are incidental to our businesses. See Note 10 to our Financial Statements for information regarding legal proceedings as of June 30, 2005, unless otherwise indicated, which could impact our financial condition and results of operations.

Critical Accounting Policies

     There have been no material changes to our critical accounting policies and estimates from the information provided in Item 7. "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in our 2004 10-K.

Recent Accounting Pronouncements

     The information required in response to this item is set forth in Note 4 to the Financial Statements contained in this report.

Off-Balance Sheet Arrangements

      No material new off balance sheet arrangements have been entered into.

Forward Looking Statements

     Our disclosure and analysis in this report, including but not limited to the information discussed in the Outlook section above, contain forward-looking information about our company's financial results and estimates and business prospects that involve substantial risks and uncertainties. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will," "target" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. For a more complete description of the following matters, we refer you to Item 1, “Risk Factors” in our 2004 10-K:

  we are highly leveraged and our substantial debt and other obligations could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events;
  our ability to service our debt and meet our other obligations depends on certain factors beyond our control, such as fuel prices;
  we are subject to restrictive covenants under our debt instruments and aircraft lease agreements; these covenants could significantly affect the way in which we conduct or expand business; our failure to comply with these covenants could lead to an acceleration of our debt and termination of our aircraft leases;
  we have material weaknesses in our internal controls over financial reporting;
  labor disputes with union employees could result in a work interruption or stoppage, which could materially adversely impact our results of operations;
  our financial condition could suffer if we experience unanticipated costs as a result of the SEC investigation and other lawsuits and claims;
  volatility of aircraft values may affect our ability to obtain financing secured by our aircraft;
  our access to capital may be limited;
  our operating cash flows may be subject to fluctuations related to the seasonality of our business and our ability to promptly collect accounts receivable; a significant decline in operating cash flows may require us to seek additional financing sources to fund our working capital requirements;
  we depend on continued business with certain customers in each of our business segments; if our business with any of these customers declines significantly, it could have a material adverse effect on our financial condition and results of operations;
  a significant decline in our AMC business transporting cargo for delivery to military locations could have a material adverse effect on our results of operations and financial condition;

  our revenues from AMC could decline as a result of the system AMC uses to allocate business to commercial airlines that participate in the Civil Reserve Air Fleet;
  many of our arrangements with customers are not long-term contracts; as a result, we cannot assure you that we will be able to continue to generate similar revenues from these arrangements;
  as a U.S. government contractor, we are subject to a number of procurement and other rules and regulations;
  we depend on the availability of our wide-body aircraft for the majority of our flight revenues; the loss of one or more of these aircraft for any period of time could have a material adverse effect on our results of operations and financial condition;
  we are subject to the risks of having a limited number of suppliers for our aircraft;
  our fleet includes older aircraft which have higher maintenance costs than new aircraft and which could require substantial maintenance expenses;
  our business outside of the U.S. exposes us to uncertain conditions in overseas markets;
  volatility in international currency markets may adversely affect demand for our services;
  the market for air cargo services is highly competitive. If we are unable to compete effectively, we may lose current customers, fail to attract new customers and experience a decline in our market share;
  the success of our business depends on the services of certain key personnel;
  we operate in dangerous locations and carry hazardous cargo, either of which could result in a loss of, or damage to, our aircraft;
  our insurance coverage does not cover all risks;
  the cost of fuel is a major operating expense, and fuel shortages and price volatility could adversely affect our business and operations;
  we are subject to extensive governmental regulation and our failure to comply with these regulations in the U.S. and abroad, or the adoption of any new laws, policies or regulations or changes to such regulations may have an adverse effect on our business; failure to utilize our economic rights in limited-entry markets also could result in a loss of such rights;
  our insurance coverage has become increasingly expensive and difficult to obtain;
  equity based awards will dilute the ownership interests of other stockholders; and
  we cannot assure you that an active trading market will develop or continue for the New Common Stock and we cannot predict with certainty when we will file our SEC periodic reports on a timely basis.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in formulating our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-Q, 8-K and 10-K reports to the SEC. Our 2004 10-K listed various important factors that could cause actual results to differ materially from expected and historic results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. Readers can find them in Item 1 of that filing under the heading "Risk Factors." We incorporate that section of the 2004 10-K in this filing and investors should refer to it. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     There have been no material changes in market risks from the information provided in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” included in our 2004 10-K, except as follows:

     Aviation fuel. Our results of operations are affected by changes in the price and availability of aviation fuel. Market risk is estimated at a hypothetical 10% increase in the average cost per gallon of fuel for the first half of 2005. Based on actual first half of 2005 fuel consumption for the Scheduled Service and Commercial Charter business segments, such an increase would result in an increase to aviation fuel expense of approximately $10.9 million for the first half of 2005. Fuel prices for AMC are set by the military and are fixed for the year. ACMI does not present an aviation fuel market risk, as the cost of fuel is borne by the customer.

ITEM 4.   CONTROLS AND PROCEDURES

Disclosure Controls and Internal Controls

     Rule 13a-15(b) under the Securities Exchange Act of 1934 and Item 307 of SEC Regulation S-K require management to evaluate the effectiveness of the design and operation of our disclosure controls and procedures (“disclosure controls”) as of the end of each fiscal quarter. Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), as appropriate, to allow timely decisions regarding required disclosure. Rule 13a-15(c) and (d) and Item 308 of Regulation S-K require management to evaluate the effectiveness of the operation of our “internal controls over financial reporting” (“internal controls”) as of the end of each fiscal year, and any changes that occurred during each fiscal quarter. Internal controls are procedures which are designed with the objective of providing reasonable assurance that (i) our transactions are properly authorized; (ii) our assets are safeguarded against unauthorized or improper use; and (iii) our transactions are properly recorded and reported, all to permit the preparation of our financial statements in conformity with U.S. GAAP.

     We have taken a number of steps to ensure that all information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC’s rules and forms. In particular, we have formed a Disclosure Committee (the “Disclosure Committee”), which is governed by a written charter. Senior management meets on a weekly basis to report, review and discuss material aspects of its business. In addition, the Disclosure Committee, comprised of key management, is now holding regular quarterly meetings, and members of the Disclosure Committee meet in person or act by unanimous written consent electronically (as permitted by the Disclosure Committee charter) upon the occurrence of an event that may require disclosure with the SEC. Additionally, management has implemented a “sub-certification” process to ensure that the persons required to sign certain certifications included in periodic reports filed with the SEC, required pursuant to Rule 13a-14(d)/15d–14(a) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350, are provided with timely and accurate information and to provide them with the opportunity to address the quality and accuracy of our operating and financial results. Finally, with respect to internal controls, we have implemented a “Sarbanes-Oxley 404 Project,” which is further described below.

General Limitations on the Effectiveness of Controls

     We are committed to maintaining effective disclosure controls and internal controls. However, management, including the CEO and CFO, does not expect and cannot assure that our disclosure controls or our internal controls will prevent or detect all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, any system of controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.

Remediation of Material Weaknesses

     On March 9, 2004, the Public Company Accounting Oversight Board adopted Auditing Standard No. 2 “An Audit of Internal Controls Over Financial Reporting Performed in Conjunction with An Audit of Financial Statements” (“PCAOB No. 2”), which somewhat modified the definition of material weakness, and added the terms “significant deficiency” and “internal control deficiency”. Under PCAOB No. 2, an internal control deficiency (or a combination of internal control deficiencies) should be classified as a significant deficiency if, by itself or in combination with other internal control deficiencies, such deficiencies result in more than a remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A significant deficiency should be classified as a material weakness if, by itself or in combination with other control deficiencies, such deficiency results in more than a remote likelihood that a material misstatement in the company’s annual or interim financial statements will not be prevented or detected.

     At the conclusion of the audit of our consolidated financial statements for the year ended December 31, 2004, our independent registered public accounting firm, Ernst & Young, LLP (“E&Y”), noted in a letter to management and the audit committee of our Board of Directors, a copy of which was presented to our Board of Directors, certain matters involving internal controls that they consider to be “material weaknesses” and “significant deficiencies”. However, E&Y, was not engaged to perform an audit of the Company’s internal controls over financial reporting. Accordingly, the firm has not expressed an opinion on the effectiveness of the Company’s internal controls over financial reporting.

     Management, with the assistance of a professional services firm, has implemented a “Sarbanes-Oxley 404 Project” to address, among other things, the matters noted in E&Y’s letter to management, as well as to prepare us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The documentation phase of the Sarbanes-Oxley 404 Project, which was initiated to evaluate the design effectiveness of our internal controls over financial reporting, has identified a number of internal control deficiencies that would likely meet the PCAOB No. 2 definition of a material weakness or significant deficiency. These material weaknesses and significant deficiencies are comprised of items that had been identified by E&Y, as well as several additional matters that were identified separately by management as part of the Sarbanes-Oxley 404 Project. As of the date of this document, we are not required to report on the Company’s assessment of its internal controls over financial reporting.

     As of July 31, 2005, we have identified, among other things, material weaknesses in the processes and procedures associated with our purchasing and payables, billing and receivables, inventory, the financial accounting close process, payroll and human resources, and certain weaknesses in the information technology general control environment. Examples of the issues identified include, among many others, inadequate segregation of duties, insufficient staffing in the finance department, failure to reconcile or analyze accounts, lack of effective review of the reconciliations and analysis that are prepared and, in some instances, poor design of controls and poor compliance with existing policies and procedures. As we progress with the Sarbanes-Oxley 404 Project and begin to evaluate the operating effectiveness of existing controls, it is possible that management will identify additional deficiencies that meet the definition of a material weakness or significant deficiency.

     Management has initiated substantial efforts to remediate the identified deficiencies and to establish adequate disclosure controls and internal controls over financial reporting as soon as reasonably practicable. Management has significantly increased the number of resources dedicated to our remediation efforts and has established a separate branch of the Sarbanes-Oxley 404 Project to focus exclusively on process transformation and remediation. Dedicated project teams and specific project plans for each process area have been created as part of this effort to address the control deficiencies in their respective areas and to work cross-functionally to address broad remediation items. This project provides for continuous updates as new processes and systems, improvements to internal controls over financial reporting, or changes to the existing processes and systems are implemented to remediate the identified deficiencies. Management is firmly committed to ensuring that improving the internal controls of all of our business processes, including those impacting financial reporting, and establishing and maintaining an effective overall control environment at our company remains a top priority. In that regard, we have also established a steering committee and executive sub-committee that have been tasked with monitoring and driving the progress of the Sarbanes-Oxley 404 Project and its project teams. These committees meet on a regular basis to receive reports and provide feedback and instruction for further progress. Management also provides regular reports to the Audit and Governance Committee of the Board of Directors on the Sarbanes-Oxley 404 Project. We will provide appropriate updates regarding our general progress with the remediation efforts in our future SEC filings.

Conclusions

     As described above, significant deficiencies and material weaknesses exist in our internal controls. We are in the process of taking various steps to remediate the items communicated by E&Y and identified by management as part of our Sarbanes-Oxley 404 Project. Additionally, we continue to take steps to further improve our disclosure controls. However, a substantial effort will be required before all such items and matters are fully addressed. Accordingly, we cannot provide any assurance that there will be no material weaknesses when management is required to report on its assessment of the Company’s internal controls over financial reporting, which is expected to be December 31. 2006.